Exhibit No. 11.1

                    Commerce Bancorp, Inc. and Subsidiaries
                      Computation of Net Income Per Share
                    (in thousands, except per share amounts)

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
                                                                             Year Ended
                                                                             December 31,
                                                                   1995           1994            1993
Primary Net Income Per Share
Adjustment of income:
  Net income                                                       $23,485        $20,377        $14,615
  Preferred stock dividends                                            563          1,074          1,574
                                                                   -------        -------        -------
  Adjusted net income applicable to
    common stock                                                   $22,922        $19,303        $13,041
                                                                   =======        =======        =======

Average shares of common stock and equivalents outstanding:
    Average common shares outstanding                               10,942          8,716          7,904
    Common stock equivalents - dilutive
      options                                                          336            304            216
                                                                   -------        -------        -------
    Average shares of common stock and
      equivalents outstanding                                       11,278          9,020          8,120
                                                                    ======          =====          =====

Net income per share of common stock                               $  2.03        $  2.14        $  1.61
                                                                   =======        =======        =======

Fully Diluted Net Income Per Share
Net income applicable to common stock
  on a fully diluted basis                                         $23,485        $20,377        $14,615
Less: additional ESOP contribution
  under the if-converted method                                        133            150            205
                                                                   -------        -------        -------
Adjusted net income applicable to
  common stock on a fully diluted basis                            $23,352        $20,227        $14,410
                                                                   =======        =======        =======

Average number of shares outstanding on a fully
  diluted basis:
    Average common shares outstanding                               10,942          8,716          7,904
    Additional shares considered in fully
      diluted computation assuming:
        Exercise of stock options                                      406            344            215
       Conversion of preferred stock                                   587          1,159          1,535
                                                                   -------        -------        -------
Average number of shares outstanding
  on a fully diluted basis                                          11,935         10,219          9,654
                                                                    ======         ======          =====

Fully diluted net income per share of
  common stock                                                     $  1.96        $  1.98        $  1.49
                                                                   =======        =======        =======

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